Exhibit 5

May 28, 1996



ProxyMed, Inc.
2501 Davie Road, Suite 230
Ft. Lauderdale, FL  33317

Dear Sirs:

As General Counsel of ProxyMed, Inc. (herein called the "Company ") and an attorney duly admitted to practice in the State of Florida, I am familiar with the registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, which you are filing with the Securities and Exchange Commission, and the 855,000 shares of common stock, $.001 par value per share, of the Company (the "Shares") being registered thereunder, which are to be issued pursuant to the 1993 Stock Option Plan, the 1995 Stock Option Plan, the 1995 Outside Director Stock Option Plan and the Employee and Consultant Options (herein called the "Plans").

I have also reviewed such documents and records as I have deemed necessary to enable me to express an informed opinion with respect to the matters covered hereby.

Based upon the foregoing, I am of the opinion that upon due execution by the Company and the registration by its registrars the Shares and the issuance and delivery by the Company in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,




/S/KAYLA B. RYNOR
Kayla B. Rynor
General Counsel